Chapman and Cutler LLP
                             111 West Monroe Street
                                Chicago, IL 60603


                                 May 2, 2005



 First Defined Portfolio Fund, LLC
 1001 Warrenville Road, Suite 300
 Lisle, Illinois 60532


               Re:          First Defined Portfolio Fund, LLC
                            ---------------------------------

 Gentlemen:

        We have served as counsel for the First Defined Portfolio Fund, LLC (the "Fund"), which proposes to offer and sell membership interests of eleven series (collectively, the "Interests") in the manner and on the terms set forth in Post-Effective Amendment No. 9 to its registration statement on Form N-1A to be filed on or about April 28, 2005 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended. The Fund consists of the following series: Target Managed VIP Portfolio, The Dow(SM) DART 10 Portfolio, The Dow(SM) Target Dividend Portfolio, Global Dividend Target 15 Portfolio, S&P(R) Target 24 Portfolio, NASDAQ(R) Target 15 Portfolio, Value Line(R) Target 25 Portfolio, First Trust 10 Uncommon Values Portfolio, First Trust Energy Portfolio, First Trust Financial Services Portfolio, First Trust Pharmaceutical Portfolio and First Trust Technology Portfolio.

        In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Potter Anderson & Corroon LLP upon which we have relied as they relate to the laws of the State of Delaware, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

        Based upon the foregoing, we are of the opinion that:

        The Interests of the Fund may be legally and validly issued from time to time in accordance with the Fund's Limited Liability Company Agreement dated as of January 8, 1999, the Certificate of Amendment to the Limited Liability Company dated June 10, 2002, the Fund's Operating By-Laws, the Fund's Amended and Restated Establishment and Designation of Series of Membership Interests, and the Amendment, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per Interest and such Interests, when so issued and sold, will be legally issued, fully paid and non-assessable.


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        We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-72447) relating to the Interests referred to above, to the use of our name and to the reference to our firm in said Registration Statement.


                                               Respectfully submitted,

                                               /s/ Chapman and Cutler LLP


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                                               CHAPMAN AND CUTLER LLP